Exhibit 99.1

FOR RELEASE, Thursday, March 22, 2018	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2018 FIRST QUARTER RESULTS
Revenues Up 6% to $872 Million; Operating Income Margin Improves 200 Basis Points
Net Order Value Grows 8% to $1.2 Billion; Backlog Value Rises 10% to $2.0 Billion

LOS ANGELES (March 22, 2018) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2018.
“Our solid start to the year reflects our effective operational execution as well as strong housing demand and a limited inventory of homes available for sale in many of our served markets,” said Jeffrey Mezger, chairman, president and chief executive officer. “Among other steps to capitalize on the positive supply/demand imbalance, we heightened our focus on optimizing our land assets and enhancing returns through the targeted, community-level balancing of home sales pace and pricing. These actions helped drive our first quarter net orders per community up 17%, to more than four per month. In addition, we extended our six-year trend of growth in quarterly revenues, and significantly lifted our housing gross profit margin. Excluding a previously announced one-time, non-cash charge for the impact of recent federal tax legislation, both our adjusted net income and adjusted diluted earnings per share more than doubled from the year-earlier quarter.”
“For the remainder of 2018, we plan to continue to execute on our Returns-Focused Growth Plan, and expect to benefit from favorable housing market dynamics,” said Mezger. “In particular, we believe our long history of primarily serving first-time homebuyers, along with offering products designed to meet their needs, will enable us to continue to successfully attract millennials, which currently represent the nation’s largest and fastest growing demand segment. Moreover, we anticipate our housing gross profit margin will continue to strengthen throughout the year as we deliver more homes from newer, higher-margin communities, realize additional improvements from our community-specific action plans, and generate greater operating leverage. With good sales momentum across our business, and a considerable number of planned new openings on the horizon, we believe we are on track to end 2018 with a slightly higher community count and are well positioned operationally and strategically for the opportunities ahead.”
Three Months Ended February 28, 2018 (comparisons on a year-over-year basis)

•	Total revenues increased 6% to $871.6 million.

•	Deliveries were flat at 2,223 homes.

•	Average selling price rose 7% to $389,800.

•	Homebuilding operating income grew 74% to $44.0 million.

◦
Homebuilding operating income margin increased 200 basis points to 5.1% from 3.1%. Excluding inventory-related charges of $5.0 million in the current quarter and $4.0 million in the year-earlier quarter, the homebuilding operating income margin also improved 200 basis points to 5.6%, from 3.6%.

▪	Housing gross profit margin expanded 150 basis points to 16.1%.

–	Housing gross profit margin excluding inventory-related charges increased 160 basis points to 16.7%.

–	Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, rose 150 basis points to 21.4%.

▪
Selling, general and administrative expenses as a percentage of housing revenues improved 50 basis points to 11.0%, a first quarter record low. This marks the seventh consecutive quarter in which the Company has achieved such a record.

•	All interest incurred was capitalized, resulting in no interest expense, compared to $6.3 million of interest expense, which included a $5.7 million charge for the early extinguishment of debt.

•	Total pretax income increased 115% to $46.0 million.

•
The Company’s income tax expense of $117.3 million and effective tax rate of approximately 255% reflected a one-time, non-cash charge of $111.2 million for the impact of the recently enacted Tax Cuts and Jobs Act (“TCJA”), which included the accounting re-measurement of the Company’s deferred tax assets based on the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018.

◦
Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate were $6.1 million and approximately 13%, respectively. In addition to the reduction in the federal corporate income tax rate, the adjusted income tax expense and adjusted effective tax rate reflected the favorable impacts of $4.0 million of federal energy tax credits the Company earned from building energy efficient homes, and $2.2 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of a new accounting standard related to share-based payments. Without these credits and benefits, the Company’s adjusted effective tax rate would have approximated 27%.

◦
In the 2017 first quarter, the Company’s income tax expense and effective tax rate of $7.2 million and approximately 34%, respectively, included the favorable impact of $1.1 million of federal energy tax credits.

•
As a result of the one-time, non-cash charge for the TCJA impact, the Company reported a net loss of $71.3 million, or $.82 per diluted share. Excluding this charge, the Company’s adjusted net income was $39.9 million, or $.40 per diluted share, compared to net income of $14.3 million, or $.15 per diluted share.

Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net order value rose 8% to $1.17 billion on an 8% increase in net orders to 2,784. Three of the Company’s four regions posted year-over-year increases in net order value.

◦	Company-wide, net orders per community averaged 4.2 per month, up 17% from 3.6 per month.

•
Ending backlog value grew 10% to $1.97 billion, with all regions posting year-over-year increases. This was the Company’s highest first quarter backlog value in 11 years. The number of homes in backlog increased 4% to 4,972.

•	The cancellation rate as a percentage of gross orders improved to 20% from 23%.

•	Average community count decreased 7% to 222. Ending community count was down 9% to 219.
Balance Sheet as of February 28, 2018 (comparisons to November 30, 2017)

•	The Company had total liquidity of $1.02 billion, including cash and cash equivalents of $560.3 million.

◦	Net cash used in operating activities was $141.7 million for the quarter, compared to $77.0 million.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

•	Inventories increased 5% to $3.44 billion.

◦	Investments in land acquisition and development totaled $465.0 million for the quarter.

◦	Lots owned or controlled totaled 46,219, of which 79% were owned.

•	Notes payable increased slightly to $2.36 billion from $2.32 billion.

◦	The ratio of debt to capital was 56.0%, while the ratio of net debt to capital was 49.3%, within the Company’s 2019 target range under its Returns-Focused Growth Plan.

•	Stockholders’ equity of $1.85 billion decreased by $73.6 million due to the one-time, non-cash TCJA-related charge.
Earnings Conference Call
The conference call to discuss the Company’s first quarter 2018 earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 35 markets in 7 states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, we are an industry leader in sustainability, building innovative and highly energy- and water-efficient homes. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2018 and 2017
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended February 28,
	2018	2017
Total revenues	$871,623	$818,596
Homebuilding:
Revenues	$869,205	$816,246
Costs and expenses	(825,202)	(790,969)
Operating income	44,003	25,277
Interest income	1,003	198
Interest expense	—	(6,307)
Equity in income (loss) of unconsolidated joint ventures	(845)	731
Homebuilding pretax income	44,161	19,899
Financial services:
Revenues	2,418	2,350
Expenses	(953)	(819)
Equity in income of unconsolidated joint ventures	419	29
Financial services pretax income	1,884	1,560
Total pretax income	46,045	21,459
Income tax expense	(117,300)	(7,200)
Net income (loss)	$(71,255)	$14,259
Earnings (loss) per share:
Basic	$(.82)	$.17
Diluted	$(.82)	$.15
Weighted average shares outstanding:
Basic	87,155	85,122
Diluted	87,155	96,273

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	February 28, 2018	November 30, 2017
Assets
Homebuilding:
Cash and cash equivalents	$560,255	$720,630
Receivables	250,472	244,213
Inventories	3,441,574	3,263,386
Investments in unconsolidated joint ventures	68,176	64,794
Deferred tax assets, net	516,569	633,637
Other assets	108,498	102,498
	4,945,544	5,029,158
Financial services	11,557	12,357
Total assets	$4,957,101	$5,041,515

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$192,843	$213,463
Accrued expenses and other liabilities	551,069	575,930
Notes payable	2,359,570	2,324,845
	3,103,482	3,114,238
Financial services	897	966
Stockholders’ equity	1,852,722	1,926,311
Total liabilities and stockholders’ equity	$4,957,101	$5,041,515

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2018 and 2017
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended February 28,
	2018	2017
Homebuilding revenues:
Housing	$866,540	$810,947
Land	2,665	5,299
Total	$869,205	$816,246

Homebuilding costs and expenses:
Construction and land costs
Housing	$727,080	$692,787
Land	2,398	5,293
Subtotal	729,478	698,080
Selling, general and administrative expenses	95,724	92,889
Total	$825,202	$790,969

Interest expense:
Interest incurred	$39,944	$44,394
Loss on early extinguishment of debt	—	5,685
Interest capitalized	(39,944)	(43,772)
Total	$—	$6,307

Other information:
Depreciation and amortization	$2,180	$2,467
Amortization of previously capitalized interest	42,350	39,384

Average selling price:
West Coast	$652,800	$587,200
Southwest	303,800	289,000
Central	294,700	275,500
Southeast	278,200	286,400
Total	$389,800	$364,600

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2018 and 2017 (Dollars in Thousands - Unaudited)

			Three Months Ended February 28,
			2018	2017
Homes delivered:
West Coast			592	606
Southwest			500	407
Central			821	861
Southeast			310	350
Total			2,223	2,224

Net orders:
West Coast			807	826
Southwest			568	456
Central			996	960
Southeast			413	338
Total			2,784	2,580

Net order value:
West Coast			$580,422	$583,503
Southwest			176,942	131,731
Central			299,928	274,883
Southeast			115,800	95,305
Total			$1,173,092	$1,085,422

	February 28, 2018		February 28, 2017
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,097	$800,065	1,133	$754,511
Southwest	1,156	352,560	853	241,917
Central	1,957	599,690	2,078	596,813
Southeast	762	214,368	712	200,323
Total	4,972	$1,966,683	4,776	$1,793,564

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate, adjusted housing gross profit margin, and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net loss, diluted loss per share and effective tax rate calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Three Months Ended February 28,
	2018			2017
	As Reported	Adjustment for TCJA	As Adjusted	As Reported
Total pretax income	$46,045	$—	$46,045	$21,459
Income tax expense (a)	(117,300)	111,200	(6,100)	(7,200)
Net income (loss)	$(71,255)	$111,200	$39,945	$14,259
Diluted earnings (loss) per share	$(.82)		$.40	$.15
Weighted average shares outstanding — diluted	87,155		101,401	96,273
Effective tax rate (a)	255%		13%	34%

(a)
For the three months ended February 28, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, include the favorable impacts of the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, $4.0 million of federal energy tax credits the Company earned from building energy efficient homes, and $2.2 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of Accounting Standards Update No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” effective December 1, 2017.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a one-time, non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net loss, diluted loss per share and effective tax rate, respectively. This charge was primarily due to the Company’s previously announced accounting re-measurement of its deferred tax assets based on the above-noted reduction in the federal corporate income tax rate under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net loss, diluted loss per share and effective tax rate. The Company believes that these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended February 28,
	2018	2017
Housing revenues	$866,540	$810,947
Housing construction and land costs	(727,080)	(692,787)
Housing gross profits	139,460	118,160
Add: Inventory-related charges (a)	4,985	4,008
Housing gross profits excluding inventory-related charges	144,445	122,168
Add: Amortization of previously capitalized interest (b)	41,369	38,873
Adjusted housing gross profits	$185,814	$161,041
Housing gross profit margin	16.1%	14.6%
Housing gross profit margin excluding inventory-related charges	16.7%	15.1%
Adjusted housing gross profit margin	21.4%	19.9%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	February 28, 2018	November 30, 2017
Notes payable	$2,359,570	$2,324,845
Stockholders’ equity	1,852,722	1,926,311
Total capital	$4,212,292	$4,251,156
Ratio of debt to capital	56.0%	54.7%

Notes payable	$2,359,570	$2,324,845
Less: Cash and cash equivalents	(560,255)	(720,630)
Net debt	1,799,315	1,604,215
Stockholders’ equity	1,852,722	1,926,311
Total capital	$3,652,037	$3,530,526
Ratio of net debt to capital	49.3%	45.4%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.